UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 24, 2010
Date of Report (Date of earliest event reported)

CELSIUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	001-34611	20-2745790
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

140 NE 4th Avenue, Suite C, Delray Beach, FL	33483
(Address of principal executive offices)	(Zip Code)

(561) 276-2239
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 24,, 2010, Celsius Holdings, Inc. (the “Company”) the Company entered into a letter agreement with CDS Ventures of South Florida, LLC (“CDS”), our principal shareholder, pursuant to which we amended the terms of CDS’ right to designate certain member of our board of directors in order to comply with certain continued listing requirements of the Nasdaq Stock Market, Inc.

Prior to the amendment, CDS had the right to designate four of seven nominees to our Board at each annual or other meeting of our shareholders.  The designation right, as amended, now allows CDS, subsequent to June 25, 2010, to designate a number of nominees proportionate to its shareholdings in the Company, provided CDS cannot designate a majority of nominees if it does not beneficially own a majority of our common stock, and CDS may only designate a single nominee if it beneficially owns twenty percent (20%) or less of our common stock.  CDS’ designate right will terminate at such time as it beneficially holds less than ten percent (10%) of our common stock.

The foregoing description of the letter agreement is qualified in its entirety by reference to the full text of the letter agreement, is attached hereto as Exhibit 10.1, and incorporated herein by  reference.

Item 5.07 Submission of Matters to a Vote of Security Holders

On June 24, 2010, the Company held its 2010 Annual Meeting of Shareholders (the "Annual Meeting"). A total of 18,400,681 shares of the Company's common stock were entitled to vote as of April 25, 2010, the record date for the Annual Meeting. There were 11,367,946 shares present in person or by proxy at the Annual Meeting, at which the shareholders were asked to vote on one proposal. Set forth below is the matters acted upon by the shareholders at the Annual Meeting, and the final voting results of each such proposal.

Proposal No. 1 – Election of Directors

The shareholders voted to elect seven directors to serve until the next annual meeting.  The results of the vote were as follows:

Name	For	Withheld
Stephen C. Haley	11,350,645	17,301
Geary C. Cotton	11,350,820	17,236
James R. Cast	11,350,887	17,059
William H. Milmoe	11,344,427	23,519
Thomas E. Lynch	11,350,907	17,039
Christian A. Nast	11,350,877	17,069
Richard J. Swanson	11,350,957	16,989

Item 9.01	Exhibits

(d) Exhibits.

10.1	Letter Agreement dated June 24, 2010, between Celsius Holdings, Inc. and CDS Ventures of South Florida, LLC.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

DATE: June 24, 2010	By: s/Geary W. Cotton
Geary W. Cotton
Chief Financial Officer